News Release
Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Second Quarter 2013 Results
SAN DIEGO, (August 6, 2013) - Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended June 30, 2013.
Highlights for the second quarter ended June 30, 2013, are as follows:

•	Total student enrollment at period end was 71,685.

•	Revenue was $197.6 million compared with $256.3 million for the same period in 2012.

•	Operating income was $16.0 million compared with $68.8 million for the same period in 2012.

•	Net income was $10.4 million compared with $43.3 million for the same period in 2012.

•	Fully diluted earnings per share was $0.19 compared with $0.77 for the same period in 2012.
"Over the last year, Bridgepoint Education has made major investments across its entire spectrum of operations, with the goal of enhancing educational quality, improving student outcomes, and supporting the success of our students as they progress toward earning their degrees. These enhancements, together with affordable tuition, strongly position Ashford as a top choice for students seeking a high quality and affordable option for completing their education,” said Andrew Clark, CEO of Bridgepoint Education.
Student Enrollment
Total student enrollment at Bridgepoint Education's academic institutions, Ashford University and University of the Rockies, was 71,685 students at June 30, 2013, compared with 92,620 students at the end of the second quarter of 2012.
New student enrollments for the second quarter of 2013 at Bridgepoint Education's academic institutions were approximately 10,600 compared with new student enrollments of approximately 19,300 for the same period in 2012.
Financial Results
Revenue for the second quarter of 2013 was $197.6 million, compared with revenue of $256.3 million for the same period in 2012. Revenue for the six months ended June 30, 2013, was $419.6 million, compared to $506.7 million for the same period in 2012.
Operating income for the second quarter of 2013 was $16.0 million compared with operating income of $68.8 million for the same period in 2012. Operating income for the six months ended June 30, 2013 was $59.4 million compared to $119.4 million for the same period in 2012.
Net income for the second quarter of 2013 was $10.4 million compared with net income of $43.3 million for the same period in 2012. Net income for the six months ended June 30, 2013 was $37.3 million compared to $75.2 million for the same period in 2012.
Fully diluted earnings per share for the second quarter of 2013 was $0.19 compared with $0.77 for the same period in 2012. Fully diluted earnings per share for the six months ended June 30, 2013, was $0.67 compared with $1.34 for the same period in 2012. The results for the second quarter of 2013 include a pre-tax charge of $5.9 million for severance, which had an impact on second quarter earnings equal to $0.06 per diluted share.
The Company's effective tax rate for the second quarter of 2013 was 39.2%.

Balance Sheet and Cash Flow
As of June 30, 2013, the Company had cash, cash equivalents and marketable securities of $536.2 million, compared with $514.7 million as of December 31, 2012. The Company generated $32.3 million of cash from operating activities in the six months ended June 30, 2013, compared with $76.8 million for the same period in 2012.
Earnings Conference Call and Webcast
Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States / Canada is 888-428-9473, and for other callers is 719-325-2463. The access code for all callers is 7760921. A live webcast will also be available on the Company's website at www.bridgepointeducation.com/investorrelations.
A replay of the call will be available via telephone through August 14, 2013. To access the replay, dial (888) 203-1112 in the United States / Canada and (719) 457-0820 for other callers; then enter the access code 7760921.
About Bridgepoint Education

Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at 866.475.0317 x2271.

Forward-Looking Statements

This news release may contain forward-looking statements. These statements involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements. Risks and uncertainties include, without limitation:

•	the risk that the results of the Company's investments and related enhancements may be different than currently anticipated;

•
failure to comply with the extensive regulatory framework applicable to the Company and its institutions, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements;

•	adverse regulatory or legislative changes affecting the Company's institutions;

•	the imposition of fines or other corrective measures against the Company's institutions;

•	competition in the postsecondary education market and its potential impact on the Company's market share and recruiting costs; and

•	reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions.

More information on potential factors that could affect the Company's performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013, and amended on May 17, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, to be filed with the SEC. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$197,574	$256,302	$419,558	$506,739
Costs and expenses:
Instructional costs and services (1)	106,045	85,279	207,691	169,503
Admissions advisory and marketing (1)	57,582	87,194	115,125	177,236
General and administrative (1)	17,919	15,047	37,294	40,589
Total costs and expenses	181,546	187,520	360,110	387,328
Operating income	16,028	68,782	59,448	119,411
Other income, net	1,031	854	1,849	1,537
Income before income taxes	17,059	69,636	61,297	120,948
Income tax expense	6,691	26,378	23,962	45,719
Net income	$10,368	$43,258	$37,335	$75,229
Earnings per common share:
Basic	$0.19	$0.82	$0.69	$1.44
Diluted	0.19	0.77	0.67	1.34
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	54,136	52,531	54,132	52,269
Diluted	55,634	56,233	55,488	56,203

(1) Effective in the fourth quarter of 2012, the Company made changes in the presentation of its operating expenses. The Company has reclassified prior periods to conform to the new presentation. The Company determined that these changes would better reflect industry practices and would provide more meaningful information as well as increased transparency to its operations. The Company believes that the reclassification better represents the operational changes and the business initiatives that have been implemented.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	As of June 30, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$363,121	$255,965
Investments	86,810	136,967
Accounts receivable, net	60,502	67,927
Deferred income taxes	11,020	10,936
Prepaid expenses and other current assets	20,294	19,810
Total current assets	541,747	491,605
Property and equipment, net	94,719	95,966
Investments	86,283	121,738
Student loans receivable, net	12,722	15,143
Goodwill and intangibles, net	11,686	10,739
Deferred income taxes	13,306	13,266
Other long-term assets	1,529	2,330
Total assets	$761,992	$750,787
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,361	$4,588
Accrued liabilities	45,089	44,640
Deferred revenue and student deposits	135,865	175,057
Total current liabilities	188,315	224,285
Rent liability	26,183	25,173
Other long-term liabilities	10,724	9,759
Total liabilities	225,222	259,217
Total stockholders' equity	536,770	491,570
Total liabilities and stockholders' equity	$761,992	$750,787

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$37,335	$75,229
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	36,865	33,401
Depreciation and amortization	10,338	8,384
Amortization of premium/discount	3,100	3,594
Deferred income taxes	—	(2)
Stock-based compensation	7,443	6,541
Excess tax benefit of option exercises	—	(5,625)
Loss on impairment of student loans receivable	292	—
Changes in operating assets and liabilities:
Accounts receivable	(28,744)	(62,501)
Prepaid expenses and other current assets	(96)	(5,084)
Student loans receivable	3	(5,626)
Other long-term assets	801	2,071
Accounts payable and accrued liabilities	2,153	18,492
Deferred revenue and student deposits	(39,192)	1,987
Other liabilities	1,975	5,945
Net cash provided by operating activities	32,273	76,806
Cash flows from investing activities
Capital expenditures	(6,778)	(14,957)
Purchases of investments	(26,689)	(108,354)
Restricted cash	—	25
Capitalized curriculum development costs	(2,353)	(2,935)
Sales and maturities of investments	109,916	88,189
Net cash provided by (used in) investing activities	74,096	(38,032)
Cash flows from financing activities
Proceeds from exercise of stock options	183	1,396
Excess tax benefit of option exercises	—	5,625
Proceeds from the issuance of stock under employee stock purchase plan	604	707
Proceeds from the exercise of warrants	—	2
Net cash provided by financing activities	787	7,730
Net increase in cash and cash equivalents	107,156	46,504
Cash and cash equivalents at beginning of period	255,965	133,921
Cash and cash equivalents at end of period	$363,121	$180,425